Exhibit 15.1
May 20, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We are aware that our report dated May 1, 2008 on our review of interim financial information of Nabors Industries Ltd. and its subsidiaries (the “Company”) for the three month periods ended March 31, 2008 and 2007 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 is incorporated by reference in the Registration Statement on Form S-4 dated May 20, 2008 of Nabors Industries, Inc. and Nabors Industries Ltd.
Very truly yours,
/s/ PricewaterhouseCoopers LLP